Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Apex Systems, LLC, a Virginia limited liability company
ECS Federal, LLC, a Delaware limited liability company
Creative Circle, LLC, a Delaware limited liability company
Other subsidiaries of the Registrant are omitted from this exhibit pursuant to Regulation S-K Item 601(b)(21)(ii)